Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2021

ALL-TIME RECORD QUARTERLY REVENUES, NET INCOME AND EARNINGS PER SHARE

CALABASAS, Calif., August 6, 2021 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the second quarter and six months ended June 30, 2021.

Second Quarter 2021 Highlights Compared to Second Quarter 2020

•	Total revenues increased by 142.7% to $284.9 million

•	Net income increased to $31.5 million, or $0.78 per common share, diluted, compared to $106,000, or $0.00 per common share, diluted

•	Adjusted EBITDA grew to $48.1 million compared to $4.2 million

•	Brokerage commissions and financing fees more than doubled to $252.9 million and $28.2 million, respectively

•	Private Client brokerage revenue grew over 100% to $158.1 million

•	Middle Market and Larger Transaction brokerage revenue increased more than threefold to $87.1 million

Six Months Ended 2021 Highlights Compared to Six Months 2020

•	Total revenues increased by 52.2% to $468.9 million

•	Net income increased to $46.5 million, or $1.16 per common share, diluted, compared to $13.2 million, or $0.33 per common share, diluted

•	Adjusted EBITDA increased nearly threefold to $73.8 million compared to $26.5 million

•	Revenue from financing fees increased by 64.2% to $46.1 million

•	Private Client brokerage revenue increased by 42.4% to $263.6 million

•	Middle Market and Larger Transaction brokerage revenue increased by 73.3% to $138.4 million

“Our strategies during the past fifteen months culminated in the highest revenue and earnings milestones in the Company’s history. We are particularly pleased with our results over pre-pandemic levels, with second quarter and first half revenues up 36% and 27%, respectively over the same periods in 2019. Our sales forces’ unique ability to solve problems for clients and navigate last year’s challenging environment, then rapidly pivot to helping them pursue investment and financing opportunities as conditions improved, reinforce the power of our value-added services. Contributions from recent acquisitions, the addition of several top-level brokers and teams, expansion of our MMCC financing division, ongoing investments in proprietary technology and elevated investor outreach from the onset of the pandemic were key drivers of the record quarter,” commented Hessam Nadji, Marcus & Millichap’s President and CEO.

Mr. Nadji continued, “Looking forward, we are capitalizing on the strong operating environment with historically low interest rates, ample liquidity, release of pent-up demand and increasing confidence in the economic recovery. As investors reshape portfolios, shift market preferences and position themselves in the post-pandemic cycle, our research and advisory services, technology-enabled delivery system and experts on the ground are executing on their behalf. We are further building on our recent strategic acquisitions and ongoing investments in the Company’s brokerage systems, training, development and human capital all of which is supported by our strong balance sheet and leading market position.”

Second Quarter 2021 Results Compared to Second Quarter 2020

Total revenues for the second quarter of 2021 were $284.9 million, compared to $117.4 million for the same period in the prior year, increasing 142.7%. The increase in total revenues was driven by increases in real estate brokerage commissions, financing fees and other revenues. Real estate brokerage commissions increased more than twofold to $252.9 million from the same period in the prior year primarily due to an increase in overall sales volume generated by the increase in the number of investment sales transactions. This was partially offset by a reduction in average commission rates due to a larger proportion of closed transactions from the Larger Transaction Market segment. Financing fees more than doubled to $28.2 million.

Total operating expenses for the second quarter of 2021 increased 102.8% to $243.3 million, compared to $120.0 million for the same period in the prior year. The change was primarily driven by a 142.2% increase in cost of services and a 42.0% increase in selling, general and administrative expense. Cost of services as a percent of total revenues decreased 10 basis points to 62.7% compared to the same period in the prior year, primarily due to a higher proportion of transactions closed by our more senior investment sales and financing professionals at the start of the pandemic during the three months ended June 30, 2020.

Selling, general and administrative expense for the second quarter of 2021 increased by $18.3 million to $61.8 million, compared to the same period in the prior year. The growth was primarily due to increases in (i) compensation related costs, primarily driven by increases in management performance compensation due to a significant year-over-year increase in operating results; (ii) change in value of contingent consideration in connection with our acquisition activities; and (iii) business development, marketing and other support related to the long-term retention of our sales and financing professionals.

Net income for the second quarter of 2021 was $31.5 million, or $0.79 per common share, basic and $0.78 per common share, diluted, compared to $106,000, or $0.00 per common share, basic and diluted, for the same period in the prior year. Adjusted EBITDA for the second quarter of 2021 was $48.1 million, compared to $4.2 million for the same period in the prior year.

Six Months 2021 Results Compared to Six Months 2020

Total revenues for the six months ended June 30, 2021, were $468.9 million, compared to $308.1 million for the same period in the prior year, an increase of $160.8 million, or 52.2%. Total operating expenses for the six months ended June 30, 2021 increased by 39.9% to $407.1 million compared to $291.1 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 61.4%, up 50 basis points compared to the first six months of 2020. The Company’s net income for the six months ended June 30, 2021 of $46.5 million, or $1.17 per common share, basic and $1.16 per common share, diluted, compared with net income of $13.2 million, or $0.33 per common share, basic and diluted, for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2021 increased nearly threefold to $73.8 million, from $26.5 million for the same period in the prior year. As of June 30, 2021, the Company had 2,022 investment sales and financing professionals, a net loss of 26 over the prior year.

Business Outlook

Notwithstanding the potential continuing impact of the COVID-19 virus variants on the current business environment, the Company believes it is positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool and is highly fragmented. The top 10 brokerage firms led by MMI have an estimated 23% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2021 include:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales of asset types impacted by COVID-19, interest rate fluctuations, increasing bid-ask spread between buyers and sellers and economic trends

•	Changes to investor sentiment and sales activity based on favorable interest rates and economic initiatives which may increase real estate investor demand, for the remainder of 2021

•	Possible impact to investor sentiment related to regulatory and tax law changes which maybe causing trading acceleration and/or future fluctuations in sales and financing activity

•	Potential higher cost of services resulting from more experienced investment sales and financing professionals closing a larger share of revenue and surpassing revenue thresholds earlier in the year

•	Volatility in each of the Company’s market segments

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 10:30 a.m. Pacific Time/1:30 p.m. Eastern Time on Friday, August 6, 2021, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Friday, August 20, 2021, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13721653.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2021, the Company had 2,022 investment sales and financing professionals in 84 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 5,617 transactions during the six months ended June 30, 2021, with a sales volume of approximately $29.4 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2021, the potential continuing impact of the COVID-19 pandemic, and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•

uncertainties relating to the continuing impact of the COVID-19 pandemic, including the potential impact of new variants and vaccination rates, the impact of the federal government’s stimulus response package, and the pace of recovery following such pandemic;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations;

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including potential increases in corporate taxes by the Biden Administration, employment laws or other government regulation affecting our business;

•	our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Real estate brokerage commissions	$252,903	$103,371	$415,699	$275,200
Financing fees	28,214	12,703	46,057	28,054
Other revenues	3,829	1,326	7,167	4,863

Total revenues	284,946	117,400	468,923	308,117

Operating expenses:
Cost of services	178,585	73,743	287,688	187,500
Selling, general and administrative	61,797	43,519	113,474	98,379
Depreciation and amortization	2,959	2,752	5,956	5,216

Total operating expenses	243,341	120,014	407,118	291,095

Operating income (loss)	41,605	(2,614)	61,805	17,022
Other income (expense), net	1,370	2,975	2,414	2,609
Interest expense	(146)	(213)	(292)	(496)

Income before provision for income taxes	42,829	148	63,927	19,135
Provision for income taxes	11,297	42	17,383	5,959

Net income	31,532	106	46,544	13,176

Other comprehensive income (loss):
Marketable debt securities, available-for-sale:
Change in net unrealized gains	146	1,214	(475)	717
Less: reclassification adjustment for net losses included in other income (expense), net	3	13	3	24

Net change, net of tax of $51, $421, $(164) and $253 for the three and six months ended June 30, 2021 and 2020, respectively	149	1,227	(472)	741
Foreign currency translation (loss) gain, net of tax of $0 for the three and six months ended June 30, 2021 and 2020	(217)	(423)	(330)	468

Total other comprehensive (loss) income	(68)	804	(802)	1,209

Comprehensive income	$31,464	$910	$45,742	$14,385

Earnings per share:
Basic	$0.79	$—	$1.17	$0.33
Diluted	$0.78	$—	$1.16	$0.33

Weighted average common shares outstanding:
Basic	39,877	39,629	39,817	39,585
Diluted	40,139	39,673	40,112	39,662

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $17.4 billion for the three months ended June 30, 2021, encompassing 3,285 transactions consisting of $13.6 billion for real estate brokerage (2,330 transactions), $2.9 billion for financing (684 transactions) and $0.9 billion in other transactions, including consulting and advisory services (271 transactions). Total sales volume was $29.4 billion for the six months ended June 30, 2021, encompassing 5,617 transactions consisting of $22.4 billion for real estate brokerage (3,918 transactions), $4.5 billion for financing (1,178 transactions) and $2.5 billion in other transactions, including consulting and advisory services (521 transactions). As of June 30, 2021, the Company had 1,935 investment sales professionals and 87 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2021	2020	2021	2020
Average Number of Investment Sales Professionals	1,934	1,926	1,946	1,908
Average Number of Transactions per Investment Sales Professional	1.20	0.56	2.01	1.41
Average Commission per Transaction	$108,542	$96,159	$106,100	$102,305
Average Commission Rate	1.87%	1.91%	1.85%	1.98%
Average Transaction Size (in thousands)	$5,820	$5,045	$5,723	$5,155
Total Number of Transactions	2,330	1,075	3,918	2,690
Total Sales Volume (in millions)	$13,560	$5,424	$22,424	$13,866

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2021	2020	2021	2020
Average Number of Financing Professionals	85	87	86	88
Average Number of Transactions per Financing Professional	8.05	4.38	13.70	9.76
Average Fee per Transaction	$34,783	$30,260	$32,972	$30,616
Average Fee Rate	0.82%	1.00%	0.86%	0.91%
Average Transaction Size (in thousands)	$4,228	$3,021	$3,824	$3,382
Total Number of Transactions	684	381	1,178	859
Total Financing Volume (in millions)	$2,892	$1,151	$4,504	$2,905

(1)	Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2021			2020			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	297	$200	$7,618	192	$118	$4,518	105	$82	$3,100
Private Client Market ($1 - <$10 million)	1,767	5,675	158,136	793	2,614	70,817	974	3,061	87,319
Middle Market ($10 - <$20 million)	156	2,134	41,745	43	618	11,591	113	1,516	30,154
Larger Transaction Market (≥$20 million)	110	5,551	45,404	47	2,074	16,445	63	3,477	28,959

	2,330	$13,560	$252,903	1,075	$5,424	$103,371	1,255	$8,136	$149,532

	Six Months Ended June 30,
	2021			2020			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	524	$349	$13,756	408	$254	$10,260	116	$95	$3,496
Private Client Market ($1 - <$10 million)	2,967	9,343	263,559	2,035	6,615	185,081	932	2,728	78,478
Middle Market ($10 - <$20 million)	234	3,201	62,346	134	1,840	34,259	100	1,361	28,087
Larger Transaction Market (≥$20 million)	193	9,531	76,038	113	5,157	45,600	80	4,374	30,438

	3,918	$22,424	$415,699	2,690	$13,866	$275,200	1,228	$8,558	$140,499

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	June 30, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$230,414	$243,152
Commissions receivable, net	14,954	10,391
Prepaid expenses	10,402	10,153
Marketable debt securities, available-for-sale (includes amortized cost of $147,142 and $158,148 at June 30, 2021 and December 31, 2020, respectively, and $0 allowance for credit losses)	147,172	158,258
Advances and loans, net	2,657	2,413
Other assets	5,742	4,711

Total current assets	411,341	429,078
Property and equipment, net	22,746	23,436
Operating lease right-of-use assets, net	86,420	84,024
Marketable debt securities, available-for-sale (includes amortized cost of $95,488 and $45,181 at June 30, 2021 and December 31, 2020, respectively, and $0 allowance for credit losses)	97,514	47,773
Assets held in rabbi trust	11,178	10,295
Deferred tax assets, net	20,706	21,374
Goodwill and other intangible assets, net	49,843	52,053
Advances and loans, net	114,036	106,913
Other assets	3,986	4,176

Total assets	$817,770	$779,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$20,959	$18,288
Deferred compensation and commissions	48,169	58,106
Income tax payable	2,380	3,726
Operating lease liabilities	20,157	19,190
Accrued bonuses and other employee related expenses	23,854	21,007

Total current liabilities	115,519	120,317
Deferred compensation and commissions	32,191	38,745
Operating lease liabilities	61,293	59,408
Other liabilities	11,914	13,816

Total liabilities	220,917	232,286

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,578,360 and 39,401,976 at June 30, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	117,457	113,182
Retained earnings	477,620	431,076
Accumulated other comprehensive income	1,772	2,574

Total stockholders’ equity	596,853	546,836

Total liabilities and stockholders’ equity	$817,770	$779,122

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$31,532	$106	$46,544	$13,176
Adjustments:
Interest income and other (1)	(436)	(1,198)	(967)	(3,201)
Interest expense	146	213	292	496
Provision for income taxes	11,297	42	17,383	5,959
Depreciation and amortization	2,959	2,752	5,956	5,216
Stock-based compensation	2,662	2,536	4,950	5,168
Non-cash MSR activity (2)	(50)	(301)	(353)	(286)

Adjusted EBITDA(3)	$48,110	$4,150	$73,805	$26,528

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The increase in Adjusted EBITDA for the three and six months ended June 30, 2021 compared to the same period in 2020 is primarily due to an increase in total revenues and a lower proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards

Certain Adjusted Metrics

Real Estate Brokerage

During the six months ended June 30, 2021, we closed a large portfolio of transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Increase	150.0%	138.5%	61.7%	57.2%
Average Commission Rate (Reduction) Growth	(2.1)%	1.6%	(6.6)%	(4.5)%
Average Transaction Size Increase	15.4%	10.2%	11.0%	8.0%

Investor Relations Contact:

ICR, Inc.

Brad Cohen, (203) 682-8211

Brad.Cohen@icrinc.com